Exhibit 99.1
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044
HANOVER CAPITAL MORTGAGE HOLDINGS
2008 SECOND QUARTER RESULTS
          Edison, New Jersey, August 15, 2008 — Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) (the “Company” or “HCM”) reported a net loss for the quarter ended June 30, 2008 of $22.9 million, or $(2.66) per share on a fully diluted basis, compared to a net loss of $11.4 million, or $(1.42) per share on a fully diluted basis, for the same period of 2007. This increase in net loss is due to an increase in interest expense in connection with the conversion of the Company’s short-term revolving financing for its primary portfolio of subordinate mortgage-backed securities (“Subordinate MBS”) to a fixed-term financing that was due August 9, 2008 (“Repurchase Transaction”) and an increase in mark to market losses of mortgage assets net of free standing derivatives.
          Significant changes in the Company’s financial position are primarily related to the decline in the estimated fair value of its Subordinate MBS portfolio and the reduction in the size of its whole-pool Fannie Mae and Freddie Mac mortgage-backed securities (“Agency MBS”) portfolio. Its smaller Agency MBS portfolio is not hedged as was the Company’s normal policy, because hedging such a small amount would be too costly under these circumstances.
          For the Company’s Subordinate MBS portfolio, the mark to market loss increased by $7.1 million and $28.2 million for the three and six months ended June 30, 2008 compared to the same periods of 2007. The increase in market loss is due to other-than-temporary declines in estimated fair value. Similar other-than-temporary impairments were not experienced during the same period of 2007. Net interest income decreased for this same period, compared to 2007, due to the increased interest expense associated with the new fixed-term financing facility the Company established in August 2007. The Company had no gains on sales of securities for the three and six months ended June 30, 2008 compared to gains of $0.2 million for the same periods in 2007.
          As of June 30, 2008, the gross unrealized loss for the Company’s Subordinate MBS portfolio is considered to be an other-than-temporary impairment. These declines appear to be attributable to increases in market interest rates and credit spreads and changes in the loss or repayment assumptions affecting cash flows. The turmoil in the industry is exceptional and much greater than the normal cyclical swings. The Company is unable to predict when a recovery will occur and the level of recovery.
          As of June 30, 2008, the overall estimated fair value of the Company’s Subordinate MBS portfolio was below the contractual repayment amount of the Repurchase Transaction of $84.9 million by approximately $41.4 million. The lender had recourse only against its Subordinate MBS and not to any other asset or right. GAAP precludes the Company from considering the contractual repayment amount of the Repurchase Transaction, and its recourse limitation, as the estimated fair value or a realizable value for its Subordinate MBS. Therefore, without considering the contractual repayment obligation, the estimated fair value of the Subordinate MBS securities declined significantly, and the Company recorded an other-than-temporary impairment of $40.2 million during the six months ended June 30, 2008.
          In addition the Company did not have sufficient funds to retire or refinance the outstanding principal under the Repurchase Transaction upon termination of the financing on August 9, 2008 and, in accordance with the terms of the Repurchase Transaction, surrendered the pledged securities to settle the contractual repayment amount.
          The Company continues to maintain its portfolio of Agency MBS.
          The effect on the Company’s financial position as of June 30, 2008, of surrendering the portfolio to satisfy the Repurchase Agreement liability is the elimination of the Company’s liability under the Repurchase Agreement, the elimination of the Subordinate MBS portfolio and elimination of certain deferred costs that were being amortized to the due date of the Repurchase Agreement and is shown below.

Effect of Surrender of Subordinate MBS
As of June 30, 2008

Liability under Repurchase Agreement	$84,027
Less — Carry value of Subordinate MBS surrendered	(43,508)
Less — Carry value of certain costs being amortized to August 9, 2008	(316)

Pro-Forma Gain upon surrender	$40,203

     The gain will be recognized in income during the third quarter of 2008.
          John A. Burchett, the Company’s President and CEO, commented, “The market for mortgage-related securities continued to deteriorate during the second quarter. As a result, we repaid our repo line using the collateral as payment as outlined above. We continue to seek additional capital or alternatives for the future and are working with our financial advisor for this purpose.”
          HCM will host an investor conference call on Monday, August 18, 2008 at 10:00 AM ET. The call will be broadcast on the Internet at www.investorcalendar.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register, download, and install any necessary audio software. For those not able to listen to the live broadcast, a replay will be available for a period of 30 days.
          To access the live call by phone, dial 877-407-8035 (international callers dial 201-689-8035) several minutes before the call. A recorded replay may be heard through Thursday, August 21st at 11:59 pm ET by dialing 877-660-6853 (international callers dial 201-612-7415) and using playback account #286 and conference ID # 294188.
          Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in prime mortgage loans and mortgage securities backed by prime mortgage loans. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements with the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from expectations. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	June 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$2,597	$7,257
Accrued interest receivable	1,068	1,241
Mortgage loans
Collateral for CMOs	5,395	6,182

Mortgage securities ($43,508 and $112,740 pledged under Repurchase Agreements as of June 30, 2008 and December 31, 2007, respectively)
Trading	4,192	30,045
Available for sale	43,508	82,695
Other subordinate security, available for sale	1,510	1,477
Equity investment in unconsolidated affiliates	1,566	1,509
Other assets	2,404	4,782

	$62,240	$135,188

Liabilities
Repurchase agreements	$84,027	$108,854
Collateralized mortgage obligations (CMOs)	3,389	4,035
Accounts payable, accrued expenses and other liabilities	5,521	6,709
Liability to subsidiary trusts issuing preferred and capital securities	41,239	41,239

	134,176	160,837

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock: $0.01 par value, 10 million shares authorized, no shares issued and outstanding	—	—
Common stock: $0.01 par value, 90 million shares authorized, 8,656,162 and 8,658,562 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	86	86
Additional paid-in capital	102,961	102,939
Cumulative earnings (deficit)	(117,598)	(71,289)
Cumulative distributions	(57,385)	(57,385)

	(71,936)	(25,649)

	$62,240	$135,188

HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Interest income	$3,699	$6,488	$8,769	$13,120
Interest expense	5,308	3,748	11,235	7,607

Net interest income before loan loss provision	(1,609)	2,740	(2,466)	5,513
Loan loss provision	—	—	—	—

Net interest income	(1,609)	2,740	(2,466)	5,513
Gain on sale of mortgage assets	—	3	479	194
Loss on mark to market of mortgage assets	(19,052)	(14,481)	(40,537)	(14,624)
Gain (loss) on freestanding derivatives	—	2,468	(98)	2,301
Technology	48	200	258	716
Loan brokering and advisory services	7	—	22	157
Other income (loss)	(3)	(67)	1,626	(108)

Total revenues	(20,609)	(9,137)	(40,716)	(5,851)

Expenses
Personnel	1,075	1,050	2,183	2,129
Legal and professional	429	358	793	958
General and administrative	153	274	354	1,020
Depreciation and amortization	266	157	420	307
Occupancy	88	78	166	153
Technology	12	112	137	309
Financing	—	148	896	301
Other	357	146	700	299

Total expenses	2,380	2,323	5,649	5,476

Operating income (loss)	(22,989)	(11,460)	(46,365)	(11,327)
Equity in income of unconsolidated affiliates	28	28	56	55

Income (loss) from continuing operations before income tax provision	(22,961)	(11,432)	(46,309)	(11,272)
Income tax provision	—	—	—	—

Income (loss) from continuing operations	$(22,961)	$(11,432)	$(46,309)	$(11,272)

Discontinued Operations
Income (loss) from discontinued operations before gain on sale and income tax provision	—	15	—	(628)
Gain on sale of discontinued operations	—	—	—	1,346
Income tax provision from discontinued operations	—	—	—	—

Income from discontinued operations	—	15	—	718

Net income (loss)	$(22,961)	$(11,417)	$(46,309)	$(10,554)

Net income (loss) per common share — Basic
Income (loss) from continuing operations	$(2.66)	$(1.42)	$(5.36)	$(1.40)
Income (loss) from discontinued operations	—	—	—	0.09

Net income (loss) per common share — Basic	$(2.66)	$(1.42)	$(5.36)	$(1.31)

Net income (loss) per common share — Diluted
Income (loss) from continuing operations	$(2.66)	$(1.42)	$(5.36)	$(1.40)
Income (loss) from discontinued operations	—	—	—	0.09

Net income (loss) per common share — Diluted	$(2.66)	$(1.42)	$(5.36)	$(1.31)

Weighted average shares outstanding — Basic	8,635,081	8,028,008	8,632,632	8,070,768
Weighted average shares outstanding — Diluted	8,635,081	8,028,008	8,632,632	8,070,768